Exhibit 10.4

Restricted Stock Award Agreement

[Participant Name]

It is my pleasure to inform you that you are hereby granted [Number of shares granted] restricted shares of Fifth Third Bancorp stock. These shares of stock are restricted and are subject to the terms and conditions of this Award and the terms of the Fifth Third Bancorp 2011 Incentive Compensation Plan (the “Plan”), approved by shareholders in 2011:

Date of Restricted Stock Award	[Grant Date]
Total Number of Restricted Shares Granted	[Number of shares granted]

This restricted stock award will vest and the restrictions will lapse on the fourth anniversary of the grant date.

If you accept the terms of this restricted stock award, you will be deemed to have consented to all of the terms and conditions of this restricted stock award and of the Fifth Third Bancorp 2011 Incentive Compensation Plan. In the event of any conflict between the terms of this Notice and the Plan, the terms of the Plan shall control.

Any bonus, commission, or other compensation, including but not limited to payments made to you under the Fifth Third Bancorp 2011 Incentive Compensation Plan received is subject to recovery, or “clawback” by the Company for a period of 3 years (or such longer period as may be required by law) if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by law. In addition, all executive compensation plans are automatically amended as necessary to comply with the requirements and/or limitations under the American Recovery and Reinvestment Act, or any other laws, rules, regulations, or regulatory agreements up to and including a revocation of this award.

This Award will expire by its own terms unless accepted within 60 days.

For Fifth Third Bancorp:

/s/ Kevin Kabat	[Grant Date]
Kevin Kabat	Date
Vice Chairman & CEO

[Acceptance Date]